UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No.1)

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

VOCODIA HOLDINGS CORP

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

VOCODIA HOLDINGS CORP

6401 Congress Avenue, Suite #160,

Boca Raton, Florida 33487

(561) 484-5234

The following information is being provided to amend Vocodia Holdings Corp’s (the “Company”) preliminary information statement filed on March 6, 2024 (“Preliminary Information Statement”). Text that is struck through in the disclosures below shows text being removed from those disclosures and text that is bold below shows text being added to those disclosures. Terms used but not otherwise defined herein have the meanings given to them in the Preliminary Information Statement, and all references to captions and page numbers refer to captions and page numbers in the Preliminary Information Statement, respectively, unless otherwise provided.

THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PRELIMINARY INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

1.	In the Preliminary Information Statement, the following paragraph, wherever it appears, shall be amended as shown below:

The following action was authorized by the Written Consents:

(1)	Exercise of Series ~~C~~ B Warrants and Series C Warrants (“Warrants”) on an alternative cashless basis using a VWAP in the calculation of such exercise that is below twenty percent (20%) of the public offering price of the common stock in the initial public offering (the “Floor Price”).

(2)	Exercise of each Series B Warrant and Series C Warrant at any exercise price below $8.5000 per share (which was 200% of the initial public offering price per Unit of 4.2500 per Unit) to be decided by the Board of Directors of the Company (“Board”).

MORE INFORMATION

We file reports with the SEC. These reports include annual and quarterly reports, as well as other information the Company is required to file pursuant to the Exchange Act. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may request a copy of documents filed with or furnished to the SEC by us, at no cost, by writing to Vocodia Holdings Corp, 6401 Congress Avenue, Suite #160, Boca Raton, Florida 3348, Attn: Secretary, or by telephoning the Company at (561) 484-5234.